Exhibit 99

Spirit AeroSystems Holdings, Inc.

3801 S. Oliver

Wichita, KS 67210

www.spiritaero.com

Spirit AeroSystems Holdings, Inc. Reports First Quarter 2013 Financial Results; Reports Revenues of $1.442 billion and EPS of $0.57

•                  First Quarter 2013 Revenues of $1.442 billion

•                  Operating Income of $145 million; Operating Margins of 10%

•                  Fully Diluted Earnings Per Share of $0.57; Fully Diluted Earnings Per Share excluding severe weather expense of $0.61*

•                  Cash and Cash Equivalents were $313 million

•                  Total backlog of approximately $36 billion

Wichita, Kan., May 2, 2013 — Spirit AeroSystems Holdings, Inc. [NYSE: SPR] reported first quarter 2013 financial results reflecting continued strong demand for large commercial aircraft and strong core program operating performance. Spirit’s first quarter 2013 revenues were $1.442 billion, up 14% from $1.266 billion for the same period of 2012, driven by higher production volumes and model mix.

Operating income was $145 million, up from $122 million for the same period in 2012, driven by increased volume and productivity and efficiency on core programs, partially offset by a net pre-tax ($15) million additional forward-loss on the 787 program related to the wing.

Net income for the quarter was $81 million, or $0.57 per fully diluted share, compared to net income of $74 million, or $0.52 per fully diluted share, in the same period of 2012. The increase in current quarter income was partially offset by the negative impact of foreign currency exchange rates.

Table 1. Summary Financial Results (unaudited)
	1st Quarter
($ in millions, except per share data)	2013	2012	Change

Revenues	$1,442	$1,266	14%
Operating Income	$145	$122	18%
Operating Income as a % of Revenues	10.0%	9.7%	30 BPS
Net Income	$81	$74	10%
Net Income as a % of Revenues	5.6%	5.8%	(20) BPS
Earnings Per Share (Fully Diluted)	$0.57	$0.52	10%
Fully Diluted Weighted Avg Share Count	143.1	142.5

* Non-GAAP financial measure, see Appendix for reconciliation

“Spirit is an important leader in commercial aerospace, as evidenced by our $36 billion backlog, market-leading products and technologies, and excellent track record on core programs,” said President and Chief Executive Officer Larry Lawson. “I am pleased to have the opportunity to lead Spirit.”

“As the first quarter demonstrates, Spirit’s performance across core programs remains strong with large commercial aircraft deliveries increasing 9 percent and deliveries across all programs increasing 11 percent over the first quarter of 2012,” Lawson continued. “With the strong core business performance, and development programs in early production phases, now is the time to engage in a comprehensive evaluation of the development programs in Tulsa, Wichita, Kinston, and St. Nazaire.”

“Going forward, our goals are to focus on core program growth, including investing in core product innovation, improving costs on development programs, successfully executing the 787 and A350, and creating value from customer diversification as we position Spirit to benefit significantly from the record demand for our products,” Lawson added.

“Led by a competitive and demanding leadership team, we will accomplish these goals through outstanding program execution, a culture of sustained operational excellence, and a focus on long-term profitable growth,” Lawson concluded.

Spirit’s backlog at the end of the first quarter of 2013 was approximately $36 billion.  Spirit calculates its backlog based on current contractual prices for products and volumes from the published firm order backlogs of Airbus and Boeing, along with firm orders from other customers.

Spirit updated its contract profitability estimates during the first quarter of 2013, resulting in a net pre-tax $20 million, or $0.10 per share, favorable cumulative catch-up adjustment driven by core program productivity and efficiency.

The company also realized a pre-tax ($15) million, or ($0.07) per share, additional forward-loss on the 787 related to manufacturing cost growth on the wing.

In comparison, the first quarter of 2012 operating income included a pre-tax ($11) million forward-loss on the G280 program and a pre-tax ($3) million forward-loss on the 747-8 wing program.

Cash flow from operations was a $45 million use of cash for the first quarter of 2013, compared to a $12 million source of cash for the first quarter of 2012.  The same period of 2012 included customer advance payments of $150 million associated with a customer agreement on the A350 XWB fuselage program.

Adjusting for the customer advance payment of $150 million in the first quarter of 2012, Spirit experienced a $93 million improvement in cash flow from operations in the first quarter of 2013, compared to the same period of 2012 due to the timing of accounts receivable and accounts payable in the first quarter of 2013.  (Table 2)

Table 2. Cash Flow and Liquidity (unaudited)
	1st Quarter
($ in millions)	2013	2012

Cash Flow from Operations	($45)	$12
Purchases of Property, Plant & Equipment**	($80)	($54)

	March 28,	December 31,
Liquidity	2013	2012

Cash	$313	$441
Total Debt	$1,173	$1,176
**Purchases of Property, Plant & Equipment includes purchases related to the April 14th, 2012 severe weather event

Cash balances at the end of the quarter were $313 million and debt balances were $1,173 million. At the end of the first quarter of 2013, the company’s $650 million credit facility remained undrawn.

The company’s credit rating remained unchanged at the end of the first quarter 2013 with a BB rating, stable outlook by Standard and Poor’s and a Ba2 rating, negative outlook by Moody Investor Services.

Financial Outlook

Spirit most recently issued financial guidance for the full-year 2013 on February 12, 2013.  The company’s expectations with respect to its core programs continue to be consistent with that guidance.  Coincident with the arrival of Mr. Larry Lawson, Spirit’s newly named Chief Executive Officer, Spirit will not be issuing further financial guidance at this time, pending the completion of a comprehensive strategic and financial review of the company’s development programs in Tulsa, Wichita, Kinston, and St. Nazaire. The company expects to report its progress on these initiatives in the coming quarters.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains “forward-looking statements” that may involve many risks and uncertainties. Forward-looking statements reflect our current expectations or forecasts of future events. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “should,” “expect,” “anticipate,” “intend,” “estimate,” “believe,” “project,” “continue,” “plan,” “forecast,” or other similar words, or the negative thereof, unless the context requires otherwise. These statements reflect management’s current views with respect to future events and are subject to risks and uncertainties, both known and unknown. Our actual results may vary materially from those anticipated in forward-looking statements. We caution investors not to place undue reliance on any forward-looking statements. Important factors that could cause actual results to differ materially from those reflected in such forward-looking statements and that should be considered in evaluating our outlook include, but are not limited to, the following: our ability to continue to grow our business and execute our growth strategy, including the timing, execution and profitability of new programs; our ability to perform our obligations and manage costs related to our new commercial and business aircraft development programs and the related recurring production; margin pressures and the potential for additional forward-losses on aircraft development programs; our ability to accommodate, and the cost of accommodating, announced increases in the build rates of certain aircraft; the effect on business and commercial aircraft demand and build rates of the following factors: continuing weakness in the global economy and economic challenges facing commercial airlines, a lack of business and consumer confidence, and the impact of continuing instability in global financial and credit markets, including, but not limited to, any failure to avert a sovereign debt crisis in Europe; customer cancellations or deferrals as a result of  global economic uncertainty; the success and timely execution of key milestones such as deliveries and resumption of service of Boeing’s B787; and first flight, certification and first delivery of Airbus’ A350 XWB aircraft program, receipt of necessary regulatory approvals, and customer adherence to their announced schedules; our ability to successfully negotiate new pricing under our main supply agreement with Boeing; our ability to enter into profitable supply arrangements with additional customers; the ability of all parties to satisfy their performance requirements under existing supply contracts with Boeing and Airbus, our two major customers, and other customers and the risk of nonpayment by such customers; any adverse impact on Boeing’s and Airbus’ production of aircraft resulting from cancellations, deferrals or reduced orders by their customers or from labor disputes or acts of terrorism; any adverse impact on the demand for air travel or our operations from the outbreak of diseases or epidemic or pandemic outbreaks; returns on pension plan assets and the impact of future discount rate changes on pension obligations; our ability to borrow additional funds or refinance debt; competition from original equipment manufacturers and other aerostructures suppliers; the effect of governmental laws, such as U.S. export control laws and U.S. and foreign anti-bribery laws such as the Foreign Corrupt Practices Act and United Kingdom Bribery Act, and environmental laws and agency regulations, both in the U.S. and abroad; the cost and availability of raw materials and purchased components; our ability to recruit and retain highly skilled employees and our relationships with the unions representing many of our employees; spending by the U.S. and other governments on defense; the possibility that our cash flows and borrowing facilities may not be adequate for our additional capital needs or for payment of interest on and principal of our indebtedness; our exposure under our existing senior secured revolving credit facility to higher interest payments should interest rates increase substantially; the effectiveness of our interest rate and foreign currency hedging programs; the outcome or impact of ongoing or future litigation, claims and regulatory actions; our exposure to potential product liability and warranty claims; and the accuracy or completeness of our assessment of damage and costs of restoration and recovery from the severe weather event that hit our Wichita, Kan. facility on April 14, 2012. These factors are not exhaustive and it is not possible for us to predict all factors that could cause actual results to differ materially from those reflected in our forward-looking statements.  These factors speak only as of the date hereof, and new factors may emerge or changes to the foregoing factors may occur that could impact our business. As with any projection or forecast, these statements are inherently susceptible to uncertainty and changes in circumstances. Except to the extent required by law, we undertake no obligation to, and expressly disclaim any obligation to, publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Additional information concerning these and other factors can be found in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

Appendix

Segment Results

Fuselage Systems

Fuselage Systems segment revenues for the first quarter of 2013 were $718 million, up 15 percent from the same period last year, largely driven by higher production volumes.  Operating margin for the first quarter of 2013 was 16.9 percent as compared to 14.2(1) percent during the same period of 2012. In the first quarter of 2013 the segment recorded a net pre-tax $11 million favorable cumulative catch-up adjustment driven by productivity and efficiency on core programs, which includes a pre-tax ($8) million unfavorable cumulative catch-up adjustment driven by the A350 non-recurring fuselage program. In comparison, the segment realized a net pre-tax ($6) million unfavorable cumulative catch-up adjustment in the first quarter of 2012.

Propulsion Systems

Propulsion Systems segment revenues for the first quarter of 2013 were $375 million, up 9 percent from the same period last year, largely driven by higher production volumes.  Operating margin for the first quarter of 2013 was 17.4 percent as compared to 16.9(1) percent in the first quarter of 2012. In the first quarter of 2013 the segment realized a net pre-tax $10 million favorable cumulative catch-up driven by productivity and efficiency on core programs.  In comparison, the segment realized a net pre-tax $4 million favorable cumulative catch-up adjustment in the first quarter of 2012.

Wing Systems

Wing Systems segment revenues for the first quarter of 2013 were $343 million, up 16 percent from the same period last year, largely driven by higher production volumes. Operating margin for the first quarter of 2013 was 5.3 percent as compared to 7.0(1) percent during the same period of 2012. In the first quarter of 2013 the segment recorded less than a net pre-tax ($1) million unfavorable cumulative catch-up adjustment and a pre-tax ($15) million additional forward-loss on the 787 related to manufacturing cost growth on the wing. In comparison, in the first quarter of 2012 the segment recorded a net pre-tax $2 million favorable cumulative catch-up adjustment; a pre-tax ($11) million forward-loss on the G280 program; and a pre-tax ($3) million additional forward-loss on the 747-8 wing program.

(1)         Warranty reserve of $2.3 million in 2012 reclassified from segment operating income to unallocated cost of sales to conform to current year presentation.

Table 3. Segment Reporting	(unaudited)
	1st Quarter
($ in millions)	2013	2012	Change

Segment Revenues
Fuselage Systems	$717.9	$622.6	15.3%
Propulsion Systems	$375.3	$344.0	9.1%
Wing Systems	$343.3	$296.6	15.7%
All Other	$5.7	$2.6
Total Segment Revenues	$1,442.2	$1,265.8	13.9%

Segment Earnings from Operations
Fuselage Systems	$121.4	$88.1	37.8%
Propulsion Systems	$65.3	$58.3	12.0%
Wing Systems	$18.2	$20.8	(12.5%)
All Other	$1.6	$0.2
Total Segment Operating Earnings(1)	$206.5	$167.4	23.4%

Unallocated Corporate SG&A Expense	($39.6)	($40.7)	(2.7%)
Unallocated Impact From Severe Weather Event Expense	($8.8)	$0.0
Unallocated Research & Development Expense	($1.8)	($1.1)	63.6%
Unallocated Cost of Sales(1)	($11.8)	($3.3)	257.6%
Total Earnings from Operations	$144.5	$122.3	18.2%

Segment Operating Earnings as % of Revenues
Fuselage Systems	16.9%	14.2%	270 BPS
Propulsion Systems	17.4%	16.9%	50 BPS
Wing Systems	5.3%	7.0%	(170) BPS
All Other	28.1%	7.7%
Total Segment Operating Earnings as % of Revenues	14.3%	13.2%	110 BPS

Total Operating Earnings as % of Revenues	10.0%	9.7%	30 BPS

(1)         Warranty reserve of $2.3 million in 2012 reclassified from segment operating income to unallocated cost of sales to conform to current year presentation.

Contact information:

Investor Relations: Coleen Tabor (316) 523-7040

Media:  Ken Evans (316) 523-4070

On the web: http://www.spiritaero.com

Spirit Ship Set Deliveries

(One Ship Set equals One Aircraft)

2012 Spirit AeroSystems Deliveries

	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Total 2012
B737	105	105	107	100	417
B747	5	6	7	6	24
B767	7	6	6	6	25
B777	21	21	22	22	86
B787	8	11	9	15	43
Total	146	149	151	149	595

A320 Family	112	109	103	113	437
A330/340	25	24	26	22	97
A350	1	-	1	1	3
A380	7	6	3	8	24
Total	145	139	133	144	561

Business/Regional Jet	12	19	27	26	84

Total Spirit	303	307	311	319	1,240

2013 Spirit AeroSystems Deliveries

	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	YTD 2013
B737	106				106
B747	6				6
B767	6				6
B777	24				24
B787	17				17
Total	159				159

A320 Family	121				121
A330/340	27				27
A350	2				2
A380	7				7
Total	157				157

Business/Regional Jet	20				20

Total Spirit	336				336

Spirit AeroSystems Holdings, Inc.

Condensed Consolidated Statements of Operations

(unaudited)

	For the Three Months Ended

	March 28, 2013	March 29, 2012
	($ in millions, except per share data)

Net revenues	$1,442.2	$1,265.8
Operating costs and expenses:
Cost of sales	1,237.1	1,091.1
Selling, general and administrative	44.3	45.0
Impact from severe weather event	8.8	-
Research and development	7.5	7.4
Total operating costs and expenses	1,297.7	1,143.5
Operating income	144.5	122.3
Interest expense and financing fee amortization	(17.6)	(18.3)
Interest income	0.1	-
Other income (expense), net	(9.9)	3.5
Income before income taxes and equity in net loss of affiliate	117.1	107.5
Income tax provision	(35.7)	(33.6)
Income before equity in net loss of affiliate	81.4	73.9
Equity in net loss of affiliate	(0.2)	(0.3)
Net income	$81.2	$73.6

Earnings per share
Basic	$0.57	$0.52
Shares	141.0	139.5

Diluted	$0.57	$0.52
Shares	143.1	142.5

Spirit AeroSystems Holdings, Inc.

Condensed Consolidated Balance Sheets

(unaudited)

	March 28, 2013	December 31, 2012
	($ in millions)
Current assets
Cash and cash equivalents	$313.1	$440.7
Accounts receivable, net	587.3	420.7
Inventory, net	2,492.9	2,410.8
Other current assets	85.8	83.2
Total current assets	3,479.1	3,355.4
Property, plant and equipment, net (variable interest entity restricted, $0.1 and $0.0 at March 28, 2013 and December 31, 2012, respectively)	1,718.0	1,698.5
Pension assets	84.5	78.4
Other assets	252.1	283.0
Total assets	$5,533.7	$5,415.3
Current liabilities
Accounts payable (variable interest entity nonrecourse, $0.5 and $0.0 at March 28, 2013 and December 31, 2012, respectively)	$698.6	$659.0
Accrued expenses (variable interest entity nonrecourse, $0.7 and $0.0 at March 28, 2013 and December 31, 2012, respectively)	234.2	216.3
Current portion of long-term debt	10.1	10.3
Advance payments, short-term	87.6	70.7
Deferred revenue, short-term	17.9	18.4
Other current liabilities	88.0	92.3
Total current liabilities	1,136.4	1,067.0
Long-term debt	1,163.3	1,165.9
Advance payments, long-term	804.7	833.6
Deferred revenue and other deferred credits	29.4	30.8
Pension/OPEB obligation	76.6	75.6
Other liabilities	251.0	245.5
Equity
Preferred stock, par value $0.01, 10,000,000 shares authorized, no shares issued	-	-
Common stock, Class A par value $0.01, 200,000,000 shares authorized, 119,668,567 and 119,671,298 shares issued, respectively	1.2	1.2
Common stock, Class B par value $0.01, 150,000,000 shares authorized, 24,005,505 and 24,025,880 shares issued, respectively	0.2	0.2
Additional paid-in capital	1,015.0	1,012.3
Accumulated other comprehensive loss	(158.7)	(145.2)
Retained earnings	1,212.8	1,127.9
Total shareholders’ equity	2,070.5	1,996.4
Noncontrolling interest	1.8	0.5
Total equity	2,072.3	1,996.9
Total liabilities and equity	$5,533.7	$5,415.3

Spirit AeroSystems Holdings, Inc.

Condensed Consolidated Statements of Cash Flows

(unaudited)

	For the Three Months Ended

	March 28, 2013	March 29, 2012
	($ in millions)
Operating activities
Net income	$81.2	$73.6
Adjustments to reconcile net income to net cash (used in) provided by operating activities
Depreciation expense	39.3	32.9
Amortization expense	2.8	2.8
Accretion of customer supply agreement	0.1	0.1
Employee stock compensation expense	3.7	4.0
Excess tax benefits from share-based payment arrangements	-	(0.1)
(Gain) on disposition of assets	(0.1)	-
(Gain) on effectiveness of hedge contracts	(0.8)	(0.3)
(Gain) / Loss from foreign currency transactions	10.2	(2.4)
Deferred taxes	18.6	5.8
Long-term tax provision	0.7	(0.2)
Pension and other post-retirement benefits, net	(3.3)	(2.1)
Grant income	(1.6)	(1.4)
Equity in net loss of affiliate	0.2	0.3
Changes in assets and liabilities
Accounts receivable	(167.7)	(144.4)
Inventory, net	(94.4)	(103.1)
Accounts payable and accrued liabilities	61.4	7.7
Advance payments	(12.0)	149.6
Deferred revenue and other deferred credits	(0.7)	(11.8)
Other	17.0	0.6
Net cash (used in) provided by operating activities	(45.4)	11.6
Investing activities
Purchase of property, plant and equipment	(74.4)	(54.2)
Purchase of property, plant and equipment - severe weather related expenses	(5.8)	-
Other	2.2	0.6
Net cash (used in) investing activities	(78.0)	(53.6)
Financing activities
Proceeds from revolving credit facility	-	120.0
Payments on revolving credit facility	-	(120.0)
Principal payments of debt	(2.6)	(2.5)
Excess tax benefits from share-based payment arrangements	-	0.1
Net cash (used in) financing activities	(2.6)	(2.4)
Effect of exchange rate changes on cash and cash equivalents	(1.6)	0.7
Net (decrease) in cash and cash equivalents for the period	(127.6)	(43.7)
Cash and cash equivalents, beginning of the period	440.7	177.8
Cash and cash equivalents, end of the period	$313.1	$134.1

Management believes that the non-GAAP (Generally Accepted Accounting Principles) measures (indicated by *) used in this report provide investors with important perspectives into the company’s ongoing business performance. The company does not intend for the information to be considered in isolation or as a substitute for the related GAAP measure. Other companies may define the measure differently.

Earnings Per Share Excluding Impact of Severe Weather Event

	Three Months Ended March 29, 2012	Three Months Ended March 28, 2013

	Earnings Per Share	Earnings Per Share

GAAP Diluted Earnings Per Share	$0.52	$0.57

Impact from Severe Weather Event		$0.04	a

Earnings Per Share Excluding Impact of Severe Weather Event	$0.52	$0.61

a                      Represents the net earnings per share impact of the April 2012 severe weather event in the first quarter.
The earnings per share amount is presented net of income taxes of 30.5 percent.
EPS Calculation: 8.8mm * (1 - .305) = 6.1 ,   6.1mm/ 143.1mm Diluted Shares = $0.04